Exhibit 10.1

REGEN BIO PHARMA INC.

A wholly owned subsidiary of Bio matrix Scientific Group, Inc.

May 16, 2012

Dr. David James Graham White

The Schulic School of Medicine

University of Western Ontario

The Siebens Drake Centre

1400 Western Road

London Ontario

Canada N6G 2V4

Dear Dr. White

This letter is a follow up to our previous discussion about the Scientific Advisory Board for Regen BioPharma, Inc (a wholly owned subsidiary of Bio Matrix Scientific Group, Inc.).

The function of the Scientific Advisory Board is to review research directions that Regen BioPharma, Inc.  may undertake, determining those projects which may lead to future developments/advancements in the field of stem cell therapy. Other areas may be pursued as well, with advice from this advisory board.

You will receive 200,000 shares of Bio Matrix Common Stock as consideration for participating in telephonic calls/conference calls and serving on Regen BioPharma, Inc.’s Scientific Advisory Board. The frequency and timing of such calls will be established on a mutually agreeable basis.

It is anticipated that members of the Scientific Advisory Board will potentially serve as primary research consultants to the Company as such projects are undertaken. Compensation for such projects will be either at the rate of $500 per hour or negotiated separately on a case-by-case basis between the Company and the researcher.

Thank You for your consideration

/s/ David R. Koos

David R. Koos

Chairman and CEO

P.S.: Please sign this letter in your acceptance and fax back to me at 619-330-2328. Any usage of your name in any press releases will be submitted to you for review and comment before being released to the public.

/s/ Dr. David James Graham White

Dr. David James Graham White

(date: 5/20/2012)